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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-110159





                                 ENTROPIN, INC.

                               Supplement No. 1 to
                        Prospectus dated January 20, 2004

This supplement, dated January 28, 2004, supplements certain information contained in our prospectus, dated January 20, 2004, registering shares of Entropin, Inc. common stock for sale in a best-efforts offering to raise up to $3.5 million.

                            Supplemental Information
                            ------------------------

On January 28, 2004, LaSalle Bank N.A., the escrow agent in the above-referenced offering, notified Entropin, Inc. that it had received aggregate gross offering proceeds of $2.3 million as of that date. The minimum offering size required for the initial closing is $750,000. Accordingly, Entropin instructed LaSalle Bank to close on that portion of the offering as of January 28, 2004.


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